SUB-ITEM 77K
Changes in registrants certifying accountant:
Logan Circle Partners Core Plus Fund (Advisor Inner
Circle Fund III)


File Number: 811-22920
On September 19, 2017, PricewaterhouseCoopers LLP
(PWC) resigned as the independent registered public accounting firm of the Logan Circle Partners Core
Plus Fund (one of the funds constituting the Advisors Inner Circle III, herein referred to as the
Fund).  The Fund selected Deloitte & Touche LLP
(Deloitte) to serve as the Funds independent registered public accounting firm for the Funds fiscal year ended October 31, 2017. The decision to select Deloitte was recommended by the Funds Audit
Committee on September 14, 2017 and was approved by the Funds Board of Trustees on September 14, 2017.
PWCs reports on the Funds financial statements for the fiscal years ended October 31, 2016 and 2015, contained no adverse opinion or disclaimer of opinion, nor was any report qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds fiscal year ended
October 31, 2016, and the period November 1, 2016 to
September 19, 2017, (i) there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements for such years; and
(ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.
During the Funds fiscal years ended October 31, 2015
and October 31, 2016 and the period November 1, 2016 to September 19, 2017, neither the Fund, its portfolio, nor anyone on its behalf, consulted with Deloitte on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(iv) of said Item 304). The Registrant has requested that PWC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.